                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(a)

                               (Amendment No. 4)*

                             SYBRON CHEMICALS INC.

                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE

                         (Title of Class of Securities)

                                  870903 10 1
                        --------------------------------
                                 (CUSIP Number)

                             DECHERT PRICE & RHOADS
                            4000 Bell Atlantic Tower
                                1717 Arch Street
                             Philadelphia, PA 19103
                    Attention:  G.Daniel O'Donnell, Esquire
                                 (215) 994-2762

(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

                               February 11, 1998
                       --------------------------------
            (Date of Event which Requires Filing of this Statement)


          If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box /X/.

          Note: Six copies of this Statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                   Page 2 of 37 Pages
--------------------------------------------------------------------------------

1  NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

399 VENTURE PARTNERS, INC.

I.R.S. ID NO. 13-3413727
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /  /
                                                                 (b) /X/
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
    BK, OO
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)    /  /
--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
--------------------------------------------------------------------------------

    NUMBER OF       7  SOLE VOTING POWER
     SHARES
  BENEFICIALLY         2,025,000
    OWNED BY
      EACH          ------------------------------------------------------------
   REPORTING        8  SHARED VOTING POWER
 PERSON WITH
                       None
                    ------------------------------------------------------------
                    9  SOLE DISPOSITIVE POWER

                       2,025,000
                    ------------------------------------------------------------
                    10 SHARED DISPOSITIVE POWER

                       None
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,025,000
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN

    SHARES*                                                  /   /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    35.7%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                   Page 3 of 37 Pages
--------------------------------------------------------------------------------

1  NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Citibank, N.A.

I.R.S. ID NO. 13-5266470
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /  /
                                                                 (b) /X/
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
    BK, OO
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)    /X/
--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
--------------------------------------------------------------------------------

    NUMBER OF       7  SOLE VOTING POWER
     SHARES
  BENEFICIALLY         2,025,000
    OWNED BY
      EACH          ------------------------------------------------------------
   REPORTING        8  SHARED VOTING POWER
 PERSON WITH
                       None
                    ------------------------------------------------------------
                    9  SOLE DISPOSITIVE POWER

                       2,025,000
                    ------------------------------------------------------------
                    10 SHARED DISPOSITIVE POWER

                       None
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    399 Venture Partners, Inc., a wholly-owned subsidiary of Citibank, N.A., beneficially and directly owns the 2,025,000 shares referred to herein. Citibank, N.A. is a wholly-owned subsidiary of Citicorp.
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN

    SHARES*                                                  /   /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    35.7%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    HC
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                   Page 4 of 37 Pages
--------------------------------------------------------------------------------

1  NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

CITICORP

I.R.S. ID NO. 13-2614988
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /  /
                                                                 (b) /X/
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
    BK, OO
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)    /X/
--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
--------------------------------------------------------------------------------

    NUMBER OF       7  SOLE VOTING POWER
     SHARES
  BENEFICIALLY         2,025,000
    OWNED BY
      EACH          ------------------------------------------------------------
   REPORTING        8  SHARED VOTING POWER
 PERSON WITH
                       None
                    ------------------------------------------------------------
                    9  SOLE DISPOSITIVE POWER

                       2,025,000
                    ------------------------------------------------------------
                    10 SHARED DISPOSITIVE POWER

                       None
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    399 Venture Partners, Inc., a wholly-owned subsidiary of Citibank, N.A., beneficially and directly owns the 2,025,000 shares referred to herein. Citibank, N.A. is a wholly-owned subsidiary of Citicorp.
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN

    SHARES*                                                  /   /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    35.7%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    HC
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                   Page 5 of 37 Pages
--------------------------------------------------------------------------------

1  NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

RICHARD M. KLEIN
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /  /
                                                                 (b) /X/
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
    BK, OO
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)    /  /
--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
--------------------------------------------------------------------------------

    NUMBER OF       7  SOLE VOTING POWER
     SHARES
  BENEFICIALLY         470,551
    OWNED BY
      EACH          ------------------------------------------------------------
   REPORTING        8  SHARED VOTING POWER
 PERSON WITH
                       None
                    ------------------------------------------------------------
                    9  SOLE DISPOSITIVE POWER

                       470,551
                    ------------------------------------------------------------
                    10 SHARED DISPOSITIVE POWER

                       None
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    470,551
    ----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN

    SHARES*                                                  /   /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    8.3%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                   Page 6 of 37 Pages
--------------------------------------------------------------------------------

1  NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

JOHN H. SCHROEDER
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /  /
                                                                 (b) /X/
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
    BK, OO
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)    /  /
--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
--------------------------------------------------------------------------------

    NUMBER OF       7  SOLE VOTING POWER
     SHARES
  BENEFICIALLY         67,482
    OWNED BY
      EACH          ------------------------------------------------------------
   REPORTING        8  SHARED VOTING POWER
 PERSON WITH
                       None
                    ------------------------------------------------------------
                    9  SOLE DISPOSITIVE POWER

                       67,482
                    ------------------------------------------------------------
                    10 SHARED DISPOSITIVE POWER

                       None
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    67,482
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN

    SHARES*                                                  /   /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    1.2%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                   Page 7 of 37 Pages
--------------------------------------------------------------------------------

1  NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

PETER DE BRUIJN
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /  /
                                                                 (b) /X/
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
    BK, OO
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)    /  /
--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   Netherlands
--------------------------------------------------------------------------------

    NUMBER OF       7  SOLE VOTING POWER
     SHARES
  BENEFICIALLY         8,745
    OWNED BY
      EACH          ------------------------------------------------------------
   REPORTING        8  SHARED VOTING POWER
 PERSON WITH
                       None
                    ------------------------------------------------------------
                    9  SOLE DISPOSITIVE POWER

                       8,745
                    ------------------------------------------------------------
                    10 SHARED DISPOSITIVE POWER

                       None
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    8,745
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN

    SHARES*                                                  /   /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    0.2%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                   Page 8 of 37 Pages
--------------------------------------------------------------------------------

1  NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

ALBERT L. EILENDER
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /  /
                                                                 (b) /X/
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
    BK, OO
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)    /  /
--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
--------------------------------------------------------------------------------

    NUMBER OF       7  SOLE VOTING POWER
     SHARES
  BENEFICIALLY         14,262
    OWNED BY
      EACH          ------------------------------------------------------------
   REPORTING        8  SHARED VOTING POWER
 PERSON WITH
                       None
                    ------------------------------------------------------------
                    9  SOLE DISPOSITIVE POWER

                       14,262
                    ------------------------------------------------------------
                    10 SHARED DISPOSITIVE POWER

                       None
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    14,262
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN

    SHARES*                                                  /   /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    0.3%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                   Page 9 of 37 Pages
--------------------------------------------------------------------------------

1  NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

JOE J. BELCHER
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /  /
                                                                 (b) /X/
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
    BK, OO
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)    /  /
--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
--------------------------------------------------------------------------------

    NUMBER OF       7  SOLE VOTING POWER
     SHARES
  BENEFICIALLY         18,863
    OWNED BY
      EACH          ------------------------------------------------------------
   REPORTING        8  SHARED VOTING POWER
 PERSON WITH
                       None
                    ------------------------------------------------------------
                    9  SOLE DISPOSITIVE POWER

                       18,863
                    ------------------------------------------------------------
                    10 SHARED DISPOSITIVE POWER

                       None
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    18,863
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN

    SHARES*                                                  /   /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    0.3%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                   Page 10 of 37 Pages
--------------------------------------------------------------------------------

1  NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

STEPHEN R. ADLER
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /  /
                                                                 (b) /X/
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
    BK, OO
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)    /  /
--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
--------------------------------------------------------------------------------

    NUMBER OF       7  SOLE VOTING POWER
     SHARES
  BENEFICIALLY         17,453
    OWNED BY
      EACH          ------------------------------------------------------------
   REPORTING        8  SHARED VOTING POWER
 PERSON WITH
                       None
                    ------------------------------------------------------------
                    9  SOLE DISPOSITIVE POWER

                       17,453
                    ------------------------------------------------------------
                    10 SHARED DISPOSITIVE POWER

                       None
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    17,453
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN

    SHARES*                                                  /   /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    0.3%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                   Page 11 of 37 Pages
--------------------------------------------------------------------------------

1  NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

   JOSE M. RODRIGUEZ
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /  /
                                                                 (b) /X/
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
    BK, OO
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)    /  /
--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   GREAT BRITAIN
--------------------------------------------------------------------------------

    NUMBER OF       7  SOLE VOTING POWER
     SHARES
  BENEFICIALLY         15,271
    OWNED BY
      EACH          ------------------------------------------------------------
   REPORTING        8  SHARED VOTING POWER
 PERSON WITH
                       None
                    ------------------------------------------------------------
                    9  SOLE DISPOSITIVE POWER

                       15,271
                    ------------------------------------------------------------
                    10 SHARED DISPOSITIVE POWER

                       None
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    15,271
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN

    SHARES*                                                  /   /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    0.3%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                   Page 12 of 37 Pages
--------------------------------------------------------------------------------

1  NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

   GERALD DELANEY
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /  /
                                                                 (b) /X/
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
    BK, OO
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)    /  /
--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   UNITED STATES
--------------------------------------------------------------------------------

    NUMBER OF       7  SOLE VOTING POWER
     SHARES
  BENEFICIALLY         14,616
    OWNED BY
      EACH          ------------------------------------------------------------
   REPORTING        8  SHARED VOTING POWER
 PERSON WITH
                       None
                    ------------------------------------------------------------
                    9  SOLE DISPOSITIVE POWER

                       14,616
                    ------------------------------------------------------------
                    10 SHARED DISPOSITIVE POWER

                       None
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    14,616
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN

    SHARES*                                                  /   /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    0.3%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                   Page 13 of 37 Pages
--------------------------------------------------------------------------------

1  NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

   DWIGHT TAMAKI
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /  /
                                                                 (b) /X/
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
    BK, OO
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)    /  /
--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   UNITED STATES
--------------------------------------------------------------------------------

    NUMBER OF       7  SOLE VOTING POWER
     SHARES
  BENEFICIALLY         18,833
    OWNED BY
      EACH          ------------------------------------------------------------
   REPORTING        8  SHARED VOTING POWER
 PERSON WITH
                       None
                    ------------------------------------------------------------
                    9  SOLE DISPOSITIVE POWER

                       18,833
                    ------------------------------------------------------------
                    10 SHARED DISPOSITIVE POWER

                       None
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    18,833
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN

    SHARES*                                                  /   /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    0.3%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                   Page 14 of 37 Pages
--------------------------------------------------------------------------------

1  NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

   ROBERT LOGIN
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /  /
                                                                 (b) /X/
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
    BK, OO
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)    /  /
--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   UNITED STATES
--------------------------------------------------------------------------------

    NUMBER OF       7  SOLE VOTING POWER
     SHARES
  BENEFICIALLY         14,184
    OWNED BY
      EACH          ------------------------------------------------------------
   REPORTING        8  SHARED VOTING POWER
 PERSON WITH
                       None
                    ------------------------------------------------------------
                    9  SOLE DISPOSITIVE POWER

                       14,184
                    ------------------------------------------------------------
                    10 SHARED DISPOSITIVE POWER

                       None
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    14,184
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN

    SHARES*                                                  /   /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    0.2%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                   Page 15 of 37 Pages
--------------------------------------------------------------------------------

1  NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

   AARD VANDENBERG
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /  /
                                                                 (b) /X/
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
    BK, OO
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)    /  /
--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   NETHERLANDS
--------------------------------------------------------------------------------

    NUMBER OF       7  SOLE VOTING POWER
     SHARES
  BENEFICIALLY         2,512
    OWNED BY
      EACH          ------------------------------------------------------------
   REPORTING        8  SHARED VOTING POWER
 PERSON WITH
                       None
                    ------------------------------------------------------------
                    9  SOLE DISPOSITIVE POWER

                       2,512
                    ------------------------------------------------------------
                    10 SHARED DISPOSITIVE POWER

                       None
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,512
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN

    SHARES*                                                  /   /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    LESS THAN 0.1%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                   Page 16 of 37 Pages
--------------------------------------------------------------------------------

1  NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

   HANS HUISKES
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /  /
                                                                 (b) /X/
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
    BK, OO
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)    /  /
--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   NETHERLANDS
--------------------------------------------------------------------------------

    NUMBER OF       7  SOLE VOTING POWER
     SHARES
  BENEFICIALLY         2,685
    OWNED BY
      EACH          ------------------------------------------------------------
   REPORTING        8  SHARED VOTING POWER
 PERSON WITH
                       None
                    ------------------------------------------------------------
                    9  SOLE DISPOSITIVE POWER

                       2,685
                    ------------------------------------------------------------
                    10 SHARED DISPOSITIVE POWER

                       None
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,685
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN

    SHARES*                                                  /   /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    LESS THAN 0.1%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                   Page 17 of 37 Pages
--------------------------------------------------------------------------------

1  NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

   HANS BRUGGENWEERTH
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /  /
                                                                 (b) /X/
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
    BK, OO
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)    /  /
--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   NETHERLANDS
--------------------------------------------------------------------------------

    NUMBER OF       7  SOLE VOTING POWER
     SHARES
  BENEFICIALLY         1,686
    OWNED BY
      EACH          ------------------------------------------------------------
   REPORTING        8  SHARED VOTING POWER
 PERSON WITH
                       None
                    ------------------------------------------------------------
                    9  SOLE DISPOSITIVE POWER

                       1,686
                    ------------------------------------------------------------
                    10 SHARED DISPOSITIVE POWER

                       None
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,686
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN

    SHARES*                                                  /   /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    LESS THAN 0.1%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                   Page 18 of 37 Pages
--------------------------------------------------------------------------------

1  NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

   FRANK ZUNINO
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /  /
                                                                 (b) /X/
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
    BK, OO
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)    /  /
--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   UNITED STATES
--------------------------------------------------------------------------------

    NUMBER OF       7  SOLE VOTING POWER
     SHARES
  BENEFICIALLY         3,229
    OWNED BY
      EACH          ------------------------------------------------------------
   REPORTING        8  SHARED VOTING POWER
 PERSON WITH
                       None
                    ------------------------------------------------------------
                    9  SOLE DISPOSITIVE POWER

                       3,229
                    ------------------------------------------------------------
                    10 SHARED DISPOSITIVE POWER

                       None
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,229
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN

    SHARES*                                                  /   /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    LESS THAN 0.1%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                   Page 19 of 37 Pages
--------------------------------------------------------------------------------

1  NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

JAMES T. COMFORT, as general partner of a certain partnership

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /  /
                                                                 (b) /X/
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
    BK, OO
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)    /  /
--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
--------------------------------------------------------------------------------

    NUMBER OF       7  SOLE VOTING POWER
     SHARES
  BENEFICIALLY         None
    OWNED BY
      EACH          ------------------------------------------------------------
   REPORTING        8  SHARED VOTING POWER
 PERSON WITH
                       27,366
                    ------------------------------------------------------------
                    9  SOLE DISPOSITIVE POWER

                       None
                    ------------------------------------------------------------
                    10 SHARED DISPOSITIVE POWER

                       27,366
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    27,366
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN

    SHARES*                                                  /   /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    0.5%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                   Page 20 of 37 Pages
--------------------------------------------------------------------------------

1  NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

NATHALIE C. URRY, as general partner of two partnerships

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /  /
                                                                 (b) /X/
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
    BK, OO
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)    /  /
--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
--------------------------------------------------------------------------------

    NUMBER OF       7  SOLE VOTING POWER
     SHARES
  BENEFICIALLY         None
    OWNED BY
      EACH          ------------------------------------------------------------
   REPORTING        8  SHARED VOTING POWER
 PERSON WITH
                       47,866
                    ------------------------------------------------------------
                    9  SOLE DISPOSITIVE POWER

                       None
                    ------------------------------------------------------------
                    10 SHARED DISPOSITIVE POWER

                       47,866
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    47,866
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN

    SHARES*                                                  /   /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    0.8%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                   Page 21 of 37 Pages
--------------------------------------------------------------------------------

1  NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

WILLIAM T. COMFORT, III, as general partner of two partnerships.

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /  /
                                                                 (b) /X/
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
    BK, OO
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)    /  /
--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
--------------------------------------------------------------------------------

    NUMBER OF       7  SOLE VOTING POWER
     SHARES
  BENEFICIALLY         None
    OWNED BY
      EACH          ------------------------------------------------------------
   REPORTING        8  SHARED VOTING POWER
 PERSON WITH
                       47,866
                    ------------------------------------------------------------
                    9  SOLE DISPOSITIVE POWER

                       None
                    ------------------------------------------------------------
                    10 SHARED DISPOSITIVE POWER

                       47,866
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    47,866
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN

    SHARES*                                                  /   /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    0.8%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                   Page 22 of 37 Pages
--------------------------------------------------------------------------------

1  NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

STUYVESANT P. COMFORT, individually and as partner in two partnerships.

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /  /
                                                                 (b) /X/
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
    BK, OO
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)    /  /
--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
--------------------------------------------------------------------------------

    NUMBER OF       7  SOLE VOTING POWER
     SHARES
  BENEFICIALLY         3,000
    OWNED BY
      EACH          ------------------------------------------------------------
   REPORTING        8  SHARED VOTING POWER
 PERSON WITH
                       47,866
                    ------------------------------------------------------------
                    9  SOLE DISPOSITIVE POWER

                       3,000
                    ------------------------------------------------------------
                    10 SHARED DISPOSITIVE POWER

                       47,866
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    50,866
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN

    SHARES*                                                  /   /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    0.9%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                   Page 23 of 37 Pages
--------------------------------------------------------------------------------

1  NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

SHAWNEE PARTNERSHIP

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /  /
                                                                 (b) /X/
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
    BK, OO
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)    /  /
--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   Oklahoma
--------------------------------------------------------------------------------

    NUMBER OF       7  SOLE VOTING POWER
     SHARES
  BENEFICIALLY         27,366
    OWNED BY
      EACH          ------------------------------------------------------------
   REPORTING        8  SHARED VOTING POWER
 PERSON WITH
                       None
                    ------------------------------------------------------------
                    9  SOLE DISPOSITIVE POWER

                       27,366
                    ------------------------------------------------------------
                    10 SHARED DISPOSITIVE POWER

                       None
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    27,366
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN

    SHARES*                                                  /   /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    0.5%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    GP
--------------------------------------------------------------------------------

                                 SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                   Page 24 of 37 Pages
--------------------------------------------------------------------------------

1  NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

63 BR PARTNERSHIP

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /  /
                                                                 (b) /X/
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
    BK, OO
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)    /  /
--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   Oklahoma
--------------------------------------------------------------------------------

    NUMBER OF       7  SOLE VOTING POWER
     SHARES
  BENEFICIALLY         20,500
    OWNED BY
      EACH          ------------------------------------------------------------
   REPORTING        8  SHARED VOTING POWER
 PERSON WITH
                       None
                    ------------------------------------------------------------
                    9  SOLE DISPOSITIVE POWER

                       20,500
                    ------------------------------------------------------------
                    10 SHARED DISPOSITIVE POWER

                       None
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    20,500
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN

    SHARES*                                                  /   /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    0.4%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    GP
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                   Page 25 of 37 Pages
--------------------------------------------------------------------------------

1  NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

RICHARD M. CASHIN

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /  /
                                                                 (b) /X/
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
    BK, OO
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)    /  /
--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
--------------------------------------------------------------------------------

    NUMBER OF       7  SOLE VOTING POWER
     SHARES
  BENEFICIALLY         117,310
    OWNED BY
      EACH          ------------------------------------------------------------
   REPORTING        8  SHARED VOTING POWER
 PERSON WITH
                       None
                    ------------------------------------------------------------
                    9  SOLE DISPOSITIVE POWER

                       117,310
                    ------------------------------------------------------------
                    10 SHARED DISPOSITIVE POWER

                       None
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    117,310
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN

    SHARES*                                                  /   /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    2.1%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                   Page 26 of 37 Pages
--------------------------------------------------------------------------------

1  NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

MICHAEL A. DELANEY

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /  /
                                                                 (b) /X/
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
    BK, OO
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)    /  /
--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
--------------------------------------------------------------------------------

    NUMBER OF       7  SOLE VOTING POWER
     SHARES
  BENEFICIALLY         1,800
    OWNED BY
      EACH          ------------------------------------------------------------
   REPORTING        8  SHARED VOTING POWER
 PERSON WITH
                       None
                    ------------------------------------------------------------
                    9  SOLE DISPOSITIVE POWER

                       1,800
                    ------------------------------------------------------------
                    10 SHARED DISPOSITIVE POWER

                       None
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,800
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN

    SHARES*                                                  /   /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    Less than 0.1%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                   Page 27 of 37 Pages
--------------------------------------------------------------------------------

1  NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

A. RICHARD BLAIR

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /  /
                                                                 (b) /X/
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
    BK, OO
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)    /  /
--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
--------------------------------------------------------------------------------

    NUMBER OF       7  SOLE VOTING POWER
     SHARES
  BENEFICIALLY         15,000
    OWNED BY
      EACH          ------------------------------------------------------------
   REPORTING        8  SHARED VOTING POWER
 PERSON WITH
                       None
                    ------------------------------------------------------------
                    9  SOLE DISPOSITIVE POWER

                       15,000
                    ------------------------------------------------------------
                    10 SHARED DISPOSITIVE POWER

                       None
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    15,000
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN

    SHARES*                                                  /   /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    0.3%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                   Page 28 of 37 Pages
--------------------------------------------------------------------------------

1  NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

DELORES D. BLAIR

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /  /
                                                                 (b) /X/
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
    BK, OO
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)    /  /
--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
--------------------------------------------------------------------------------

    NUMBER OF       7  SOLE VOTING POWER
     SHARES
  BENEFICIALLY         2,000
    OWNED BY
      EACH          ------------------------------------------------------------
   REPORTING        8  SHARED VOTING POWER
 PERSON WITH
                       None
                    ------------------------------------------------------------
                    9  SOLE DISPOSITIVE POWER

                       2,000
                    ------------------------------------------------------------
                    10 SHARED DISPOSITIVE POWER

                       None
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,000
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN

    SHARES*                                                  /   /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    Less than 0.1%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 870903 10 1                                   Page 29 of 37 Pages
--------------------------------------------------------------------------------

1  NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

STEPHEN W. KLEIN

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /  /
                                                                 (b) /X/
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
    BK, OO
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
    REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)    /  /
--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   United States
--------------------------------------------------------------------------------

    NUMBER OF       7  SOLE VOTING POWER
     SHARES
  BENEFICIALLY         2,000
    OWNED BY
      EACH          ------------------------------------------------------------
   REPORTING        8  SHARED VOTING POWER
 PERSON WITH
                       None
                    ------------------------------------------------------------
                    9  SOLE DISPOSITIVE POWER

                       2,000
                    ------------------------------------------------------------
                    10 SHARED DISPOSITIVE POWER

                       None
--------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,000
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN

    SHARES*                                                  /   /
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    Less than 0.1%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------

                                   SCHEDULE 13D

          This Amendment No. 3 (this "Amendment") amends the Statement on
Schedule 13D, as amended by the Amendment No. 2 and the Amendment No. 1 thereto (the "Statement"), originally filed by certain Reporting Persons (the "Original Reporting Persons") pursuant to Rule 13d-1 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") to reflect the formation of a group by such Reporting Persons with the purpose of effecting a transaction or transactions in which certain of the Reporting Persons, through Sybron Acquisition Corp., a Delaware corporation ("Acquisition") and wholly owned subsidiary of Sybron Holdings, Inc., a Delaware corporation ("Holdings"), or another entity to be formed by them, would acquire all of the issued and outstanding common stock of Sybron Chemicals Inc. ("Sybron"), par value $.01 per share (individually, a "Share" and collectively, the "Shares"), not presently owned by them.

          This Amendment has been filed as the final amendment to the Statement to update the Statement in light of recent events and to reflect the dissolution of the group formed by such Reporting Persons. Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Statement as previously amended.

          Items, 2, 4, 5, 6 and 7 of the Statement are hereby amended as follows:

ITEM 2.  IDENTITY AND BACKGROUND

          Paragraph (a) is hereby amended and restated in its entirety as follows:

          (a) This Statement has been filed jointly pursuant to Rule 13d-1(f)(1) ("Rule 13d-1(f)(1)") promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by: (1) 399 Venture Partners, Inc., a Delaware corporation ("399 Venture"), formerly known as Citicorp Investments Inc.; (2) Citibank, N.A., a national banking association ("Citibank"); (3) Citicorp, a Delaware corporation ("Citicorp"); (4) Richard M. Klein; (5) John H. Schroeder; (6) Peter de Bruijn; (7) Albert L. Eilender; (8) Joe. J. Belcher; (9) Stephen R. Adler; (10) Jose M. Rodriguez; (11) Gerald DeLaney; (12) Dwight Tamaki; (13) Robert Login; (14) Aard Vandenberg; (15) Hans Huiskes; (16) Hans Bruggenweerth; (17) Frank Zunino; (18) James T. Comfort; (19) Nathalie C. Urry; (20) William T. Comfort, III; (21) Stuyvesant P. Comfort; (22) Shawnee Partnership, an Oklahoma partnership ("Shawnee"); (23) 63 BR Partnership, an Oklahoma partnership ("63 BR"); (24) Richard M. Cashin; (25) Michael A. Delaney;
     (26) A. Richard Blair; (27) Delores D. Blair and (28) Stephen W. Klein (hereinafter, each such person or entity may be referred to individually as a "Reporting Person" and collectively as the "Reporting Persons"). This Amendment relates to the dissolution of the group previously formed by the Reporting Persons for the purpose of effecting a transaction or transactions in which Acquisition or another entity to be formed by certain of the Reporting Persons would acquire all of the Shares not presently owned by such Reporting Persons.

          Information with respect to each Reporting Person is given solely by such Reporting Person, and no Reporting Person has responsibility for the accuracy or completeness of the information supplied by any other Reporting Person and each Reporting Person agrees that this Statement, as amended, is filed on behalf of such Reporting Person only.

ITEM 4.   PURPOSE OF TRANSACTION.

          Item 4 is hereby amended by the addition of the following:

          On February 11, 1998, the Reporting Persons were informed by the Special Committee of the Board of Directors of Sybron, which had previously recommended the Merger Agreement and the Merger described therein to Sybron's stockholders, that the Special Committee had withdrawn its recommendation. Although the Special Committee's financial advisor, Chase Securities, Inc., maintained its opinion that the proposed transaction was fair from a financial point of view, the Special Committee nevertheless concluded that the terms of the transaction were no longer sufficient. Because of the Special Committee's decision to withdraw its support for the transaction, the fairness opinion that was issued by the Special Committee's financial advisor is no longer available.

          Although Acquisition and Holdings disagreed with the conclusion reached by the Special Committee and continue to believe the proposed transaction presented an attractive opportunity for Sybron's public stockholders to receive a premium in cash for their shares which would have been supported by a substantial majority of the non-affiliated stockholders, Acquisition and Holdings have elected not to pursue the transaction without the support of the Special Committee. On February 11, 1998, pursuant to Section 8.1(e) of the Merger Agreement, Acquisition and Holdings delivered a letter to Sybron terminating the Merger Agreement. A copy of the letter from Acquisition and Holdings to Sybron is filed herewith as Exhibit 6 and is incorporated herein by reference. A copy of the Merger Agreement has been previously filed as Exhibit 2 to the Statement.

          The Reporting Persons hold approximately 50.2% of the class of securities to which this Statement relates. In connection with the transactions contemplated by the Merger Agreement, the Reporting Persons had formed a "group" for the purposes of Rule 13d-3 of the Exchange Act. This group was dissolved as of the date of the termination letter from Acquisition and Holdings to Sybron. At the present time, the Reporting Persons have no specific plans or proposals that would relate to or result in any of the actions specified in clauses (a) through (j) of Item 4. However, the Reporting Persons may consider any such plans or proposals in the future, if deemed appropriate. Any further filings with respect to the subject securities will be filed, to the extent required, by former members of the dissolved group in their individual capacity.

ITEM 5.   INTERESTS IN SECURITIES OF THE ISSUER

          Item 5 is hereby amended by addition of the following:

          (c) There have been no transactions by any of the Reporting Persons in the class of securities to which this Statement relates effected since January 19, 1998, the date of the most recent filing on Schedule 13D by the Reporting Persons.

          (e) Each Reporting Person is the beneficial owner of less than 5% of class of securities to which this Statement relates as of February 11, 1998 except for 399 Venture, Citibank and Citicorp, who expect to file a separate
Schedule 13D with respect to their holdings and Richard M. Klein who expects to file a separate Schedule 13D with respect to his holdings.

ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS.

          Item 7 is hereby amended by the addition of the following:

Exhibit                         Description                                Page

Exhibit 6            Letter dated February 11, 1998 from                    36
                     Acquisition and Holdings to Sybron.

                                   SIGNATURES

          After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct. In executing this statement, the undersigned agree, to the extent required by Rule 13d-1(f), that this statement is being filed on behalf of each of the reporting persons herein.

Dated:  February 24, 1998     399 VENTURE PARTNERS, INC.

                              By:  /s/ Paul C. Schorr IV
                                 ------------------------
                              Name:  Paul C. Schorr IV
                              Title:  Vice President


                              CITIBANK, N.A.

                              By: /s/ Mary Lynn Putney
                                 ______________________
                              Name:  Mary Lynn Putney
                              Title:  Managing Director


                              CITICORP

                              By: /s/ Ann M. Goodbody
                                 ______________________
                              Name:  Ann M. Goodbody
                              Title:  Vice President


                               /s/ Richard M. Klein
                              _________________________
                              Richard M. Klein

                               /s/ John H. Schroeder
                              _________________________
                              John H. Schroeder

                               /s/ Peter de Bruijn
                              _________________________
                              Peter de Bruijn

                               /s/ Albert L. Eilender
                              _________________________
                              Albert L. Eilender

                               /s/ Joe J. Belcher
                              _________________________
                              Joe J. Belcher

                               /s/ Stephen R. Adler
                              _________________________
                              Stephen R. Adler

                               /s/ Jose M. Rodriguez
                              _________________________
                              Jose M. Rodriguez

                               /s/ Gerald DeLaney
                              _________________________
                              Gerald DeLaney

                               /s/ Dwight Tamaki
                              _________________________
                              Dwight Tamaki

                               /s/ Robert Login
                              _________________________
                              Robert Login

                               /s/ Aard Vandenberg
                              _________________________
                              Aard Vandenberg

                               /s/ Hans Huiskes
                              _________________________
                              Hans Huiskes

                               /s/ Hans Bruggenweerth
                              _________________________
                              Hans Bruggenweerth

                               /s/ Frank Zunino
                              _________________________
                              Frank Zunino


                              SHAWNEE PARTNERSHIP

                              By: /s/ Stuyvesant P. Comfort
                                 __________________________
                              Name: Stuyvesant P. Comfort
                              Title: Partner

                              63 BR PARTNERSHIP



                              By: /s/ Stuyvesant P. Comfort
                                 __________________________
                              Name: Stuyvesant P. Comfort
                              Title: General Partner


                               /s/ James T. Comfort
                              _________________________
                              James T. Comfort

                               /s/ Nathalie C. Urry
                              _________________________
                              Nathalie C. Urry

                               /s/ William T. Comfort, III
                              ____________________________
                              William T. Comfort, III

                               /s/ Stuyvesant P. Comfort
                              __________________________
                              Stuyvesant P. Comfort

                               /s/ Richard M. Cashin
                              _________________________
                              Richard M. Cashin

                               /s/ Michael A. Delaney
                              _________________________
                              Michael A. Delaney

                               /s/ A. Richard Blair
                              _________________________
                              A. Richard Blair

                               /s/ Delores D. Blair
                              _________________________
                              Delores D. Blair

                               /s/ Stephen W. Klein
                              _________________________
                              Stephen W. Klein